Exhibit 99.1

Press Release March 27, 2026	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Thanks Richard P. Teets, Jr. and

Gabriel L. Shaheen for their Exemplary Board Service

FORT WAYNE, INDIANA March 27, 2026 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) announced that Richard P. Teets, Jr. and Gabriel L. Shaheen will be retiring from the Steel Dynamics Board of Directors effective as of the Company’s 2026 Annual Meeting of Shareholders taking place on May 6, 2026.

Richard P. Teets, Jr.

“Dick has been my partner and friend for over 35 years beginning with our pioneering of thin-slab-casting using electric-arc-furnace technology,” said Mark D. Millett, Chairman and Chief Executive Officer. “He was instrumental to Steel Dynamics’ success — as a co-founder, longtime board member, and exceptional leader. Dick was a key part of developing our cultural foundation upon which our success has been built. On behalf of the Board of Directors and from me personally, we extend our sincere appreciation for his meaningful contributions and invaluable impact.

“Dick’s industry expertise and sound judgment have guided the company through key milestones and periods of significant growth,” continued Millett. “His engineering insight, operational knowledge, and strategic negotiation skills have shaped every aspect of our business, driving innovation and differentiation, setting us apart within the industry. Dick’s leadership built people, teams, and a culture that is foundational to our success. Throughout the years, Dick has also provided influential leadership across the steel industry through his work with the Steel Manufacturers Association, the Association of Iron and Steel Technology, and numerous other industry organizations.”

“From co-founding Steel Dynamics with Keith and Mark, to building, acquiring, expanding and operating various businesses and serving on the Board of Directors — my time with Steel Dynamics has been a highlight of my life and it will forever be my family,” shared Dick Teets. “As a significant shareholder, I am both confident in and excited for the company’s and its team members’ future, but am equally excited to devote my time to charitable and community focused projects, including our family foundation that would not be possible without Steel Dynamics’ success.  Steel Dynamics and its people will aways be a large part of my life.”

Gabriel L. Shaheen

“Additionally, on behalf of the Board of Directors, we also extend our appreciation to long-standing board member Gabe Shaheen,” concluded Millett. “Gabe’s financial acumen, strategic perspective, and thoughtful counsel have been invaluable to me and to the Board throughout his many years of service and influence. Please accept our sincere and personal thanks for your dedication and time.”

Mr. Shaheen added, “I was initially drawn to Steel Dynamics as the leading large company in the Fort Wayne community. Witnessing leadership’s commitment to the SDI team members and its communities, throughout its tremendous growth in size, capability, and financial strength was impressive. It is a vital part of the foundation for its past and continued future success. Thank you for the opportunity to serve for over sixteen years.”

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company also invested in aluminum operations, further diversifying its product offerings to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Contact: Investor Relations — +1.260.969.3500